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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-4 of Time Warner Inc. of our report dated February 5, 1996, which appears on page 53 of Turner Broadcasting System, Inc.'s 1995 Annual Report to Shareholders, which is incorporated by reference in Turner Broadcasting System, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference in the Current Report on Form 8-K of Time Warner Inc. dated August 14, 1996, which is incorporated by reference in the Prospectus. We also consent to the reference to us under the heading Experts in such Prospectus.


PRICE WATERHOUSE LLP


Atlanta, Georgia
August 21, 1996

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